Exhibit 10.3

Execution Version

GAS GATHERING AGREEMENT

This Gas Gathering Agreement (this “Agreement”) is hereby made and entered into on the 14th day of April, 2015 to be effective for all purposes as of December 20, 2014 (the “Effective Date”) by and between PennTex North Louisiana Operating, LLC, a Delaware limited liability company (“Gatherer”), and MRD Operating LLC, a Delaware limited liability company (“Customer”). Hereinafter, Gatherer and Customer may sometimes be referred to collectively as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, Gatherer owns and operates a natural gas gathering system and related facilities; and

WHEREAS, Customer owns or controls, and has the right, to deliver Gas (as hereinafter defined) for gathering, compression, dehydration and/or treating, as applicable, and desires to have Gatherer provide one or more such services under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties covenant and agree as follows:

Article I. Definitions

For the purposes of this Agreement, the following definitions have the meanings as set forth below:

“AFE” shall have the meaning set forth for such term in Article II.

“Affiliate” shall mean, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For this purpose, “control” of any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, by ownership of voting interest, by contract or otherwise. For the purposes of this Agreement, (i) with respect to PennTex Midstream Partners, LLC and its subsidiaries, the term “Affiliate” shall exclude Memorial Resource Development Corp. and each of its subsidiaries and (ii) with respect to Memorial Resource Development Corp. and its subsidiaries, the term “Affiliate” shall exclude PennTex Midstream Partners, LLC and each of its subsidiaries.

“AMI/MEA Agreement” shall mean that certain Amended and Restated Area of Mutual Interest and Midstream Exclusivity Agreement dated April 14, 2015 among PennTex North Louisiana, LLC, Customer, PennTex NLA Holdings, LLC and MRD WHR LA Midstream LLC, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Btu” shall mean one British thermal unit, the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at standard reference conditions.

“Business Day” shall mean any day (other than a Saturday or Sunday) on which commercial banking institutions in Houston, Texas are generally open for business.

“Cash-out Price” shall have the meaning set forth for such term in Article IV.

“Central Clock Time” shall mean the current time in the Central Time Zone taking into consideration the seasonal changes back and forth between Daylight Savings and Standard time.

“Commencement Date” shall be the first day of the Month following the date Gatherer notifies Customer that (i) the Gathering System is operational to the extent necessary to commence commercial service with respect to the receipt of Customer Gas at the Point of Receipt and delivery of such Gas to the Point of Delivery located at the Lincoln Parish Plant, (ii) the Lincoln Parish Plant is operational to the extent necessary to commence commercial service with respect to the receipt and processing of Customer Gas, and (iii) interconnecting pipelines at the tailgate of the Lincoln Parish Plant owned by Gatherer or its Affiliate are operational and all necessary interconnect agreements with such pipelines are in effect to the extent necessary to commence commercial service with respect to the receipt and downstream transportation of Customer’s residue gas. Gatherer will not be responsible for delays to the Commencement Date due to the action or inaction of Shipper or Third Party Operators.

“Commencement Date Facilities” shall have the meaning given to such term in Article II.

“Contract Year” shall mean a period commencing on the Commencement Date and ending on the same day and calendar month of the following calendar year and thereafter for succeeding periods of twelve (12) consecutive Months each.

“Customer” shall have the meaning given to such term in the preamble of this Agreement.

“Customer’s Firm Service Gas” shall mean, an amount of Customer Gas equal to 460,000 MMBtu per Day; provided, however, (y) Customer’s Firm Service Gas shall be increased by the additional amount of Gathering System capacity provided pursuant to a Modification, and (z) if any Plant described in clause (iii) of the definition of “Plants” exists, Customer’s Firm Service Gas shall be increased by the amount of Gas Customer is committed to deliver to such Plant.

“Customer Gas” shall mean Gas delivered by Customer for gathering on the Gathering System pursuant to this Agreement.

“Day” or “Daily” shall mean a period of hours, commencing at 9:00 a.m., Central Clock Time, on a calendar day and ending at 9:00 a.m., Central Clock Time, on the next succeeding calendar day.

“Daily Available Firm Service Capacity” shall mean, for each Day during the Term, an amount of Gas (expressed in MMBtu) equal to the difference between 460,000 minus the Daily Excused Volume for such Day.

“Daily Excused Volume” shall mean, for each Day during the Term, the amount of Customer Gas (expressed in MMBtu) that on such Day (x) Customer has nominated and/or tendered for delivery to the Points of Receipt for the provision of Services hereunder, and (y) satisfies the quality specifications set forth in Article VII hereof, but that cannot for any reason be accepted into or delivered from the Gathering System (including, without limitation, due to a Force Majeure event lasting longer than three (3) consecutive Days, but excluding the volume of Customer Gas that cannot be accepted into, or delivered from, the Gathering System due to a Force Majeure event consisting of the partial or entire failure or refusal of a Third Party Operator to receive or deliver such Gas, or, Customer’s inability to receive or deliver Gas upstream of the Gathering System or to receive or deliver Gas or NGLs downstream of the Gathering System, unless such failure or refusal or inability to receive or deliver Gas or NGLs is solely caused by the action or inaction of Gatherer or its Affiliates).

“DCP Harris Road Point of Delivery” shall mean the Point of Delivery located at the interconnection of the Gathering System and the facilities owned by DCP Assets Holding, LP located in Section 21, Township 20 North, Range 7 West, Claiborne Parish, Louisiana.

“Default Interest Rate” shall mean the U.S. Prime Rate (as published in the “Money Rates” table of The Wall Street Journal, Eastern Edition) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month (or, if such rate exceeds the maximum permissible rate under applicable law, the maximum rate permitted by such applicable law).

“Deficiency Fee” shall have the meaning given such term in Article VIII.

“Demand Fee” shall have the meaning given such term in Article VIII.

“Drip Liquids” means (i) hydrocarbon liquids separated from Gas at the Points of Receipt, at the Points of Delivery and at other locations on the Gathering System and (ii) hydrocarbon liquids injected into the Gathering System and subsequently retrieved from the Gathering System, whether in slug catchers or otherwise. For the avoidance of doubt, any hydrocarbon liquids separated from Gas at any point upstream of the Points of Receipt are not Drip Liquids for purposes of this Agreement.

“Effective Date” shall have the meaning given to such term in the preamble of this Agreement.

“Equivalent Quantities” shall mean, on any Day, a quantity of Gas (expressed in MMBtu) that has a Thermal Content equal to the Thermal Content of Customer Gas received from Customer at the Points of Receipt on that Day, less (i) the Thermal Content of System Fuel & LUAF allocated to such Customer Gas for such Day and (ii) the Thermal Content of Drip Liquids allocated to such customer Gas for such Day.

“Firm Service” shall mean service for which Gatherer is contractually entitled to interrupt its performance only to the extent (i) that such performance is excused pursuant to the provisions of this Agreement relating to Force Majeure, (ii) of specified periods of maintenance, or (iii) that Gatherer determines that the operation of all or any portion of its facilities will cause injury or harm to persons or property or to the integrity of its facilities, and with respect to each of (i), (ii) or (iii), only to the extent that Gatherer has curtailed all service of the same priority on a pro rata basis in accordance with Article V.

“Firm Service Gas” shall mean all Gas entitled to Firm Service on the Gathering System, including, without limitation, Customer’s Firm Service Gas.

“Force Majeure” shall have the meaning given to such term in Article X.

“Gallon” means one (1) U.S. gallon.

“Gas” shall mean any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases that are extracted from the subsurface of the earth.

“Gatherer” shall have the meaning given to such term in the preamble of this Agreement.

“Gathering System” shall mean the Commencement Date Facilities and all other equipment, devices, Metering Facilities, pipelines and other facilities owned or operated by Gatherer at or downstream of the Points of Receipt, necessary to receive Customer Gas at the Points of Receipt for transport to the Points of Delivery, and all additions, modifications, alterations, replacements, extensions, or expansions made thereto by Gatherer from time to time, including, without limitation, any Modifications and New Facilities pursuant to Article II hereof.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority or entitled to any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GPM” means the quantity of Gallons of theoretically recoverable NGL Components contained in an Mcf of Gas, as calculated from chromatographic analysis or other method acceptable in the industry.

“Gross Heating Value” shall mean the number of Btus produced by the complete combustion in air, at constant pressure of one (1) cubic foot of Gas, with air of the temperature and pressure of the Gas, after the products of combustion are cooled to the initial temperature of the Gas, and after the air and water formed by the combustion is condensed to the liquid state. The gross heating value of the Gas shall be corrected for water vapor under testing conditions to the actual water vapor content of the Gas being delivered; provided, however, if the actual water vapor content is seven (7) pounds per 1,000,000 standard cubic feet of Gas or less, the Gas shall be deemed “dry” and no water vapor correction shall be made.

“Imbalance” shall have the meaning set forth for such term in Article IV.

“Interconnecting Pipelines” means any pipeline connected to the Gathering System for the further transportation of Gas downstream of the Gathering System.

“Interruptible Service” shall mean service for which Gatherer is contractually entitled to interrupt its performance for any reason, including, without limitation, (i) the overall demand for services in the applicable facilities exceeding Gatherer’s capacity therein, (ii) an event of force majeure, (iii) maintenance or (iv) Gatherer determines that the operation of all or any portion of its facilities will cause injury or harm to persons or property or to the integrity of its facilities.

“Interruptible Service Gas” shall mean all Gas received by Gatherer into the Gathering System that is not Firm Service Gas.

“Lincoln Parish Plant” shall mean Gatherer’s gas processing plant located in Lincoln Parish, Louisiana.

“Maximum Pressure” shall have the meaning set forth for such term in Article III.

“Mcf” shall mean one thousand cubic feet of Gas at standard base conditions of 60°F and 14.73 psia.

“Measurement Facility” shall mean the valves, fittings, piping, meters, transmitters and other associated measurement equipment located at a Point of Receipt or a Point of Delivery which provides custody transfer volumes. “Measurement Facilities” shall mean, collectively, each such Measurement Facility.

“Minimum Volume Commitment” or “MVC” shall have the meaning set forth for such term in Article VIII.

“MMBtu” shall mean one million (1,000,000) Btus.

“Modification” shall have the meaning set forth for such term in Article II.

“Month” or “Monthly” shall mean a period of time beginning at 9:00 a.m., Central Clock Time on the first Day of the calendar month and ending at 9:00 a.m., Central Clock Time on the first Day of the next succeeding calendar month.

“Monthly Available Firm Service Capacity” shall mean, for any Month during the Term, the aggregate of the Daily Available Firm Service Capacity for each Day during such Month.

“Mount Olive Plant” shall mean Gatherer’s gas processing plant located in Mount Olive, Lincoln Parish, Louisiana that is Gatherer’s next gas processing plant constructed after the Lincoln Parish Plant.

“MVC Commitment” shall mean:

Period	MVC (in MMBtu/Day)
From the Effective Date until the Commencement Date.	0
From the Commencement Date through the in-service date of the Mount Olive Plant.	115,000
From the first Day following the in-service date of the Mount Olive Plant through June 30, 2016.	345,000
From July 1, 2016 through June 30, 2026.	460,000
From July 1, 2026 through the end of the Term.	345,000

“Negative Imbalance” shall have the meaning set forth for such term in Article IV.

“New Facility” shall have the meaning set forth for such term in Article II.

“NGL Component” means the individual hydrocarbon components of NGLs including ethane, propane, iso butane, normal butane and natural gasoline (pentanes and heavier hydrocarbons).

“NGLs” means a mixture of liquefiable hydrocarbons and non-hydrocarbon substances condensed or absorbed from, or separated out of Gas, including ethane, propane, iso-butane, normal butane, natural gasoline (pentanes and heavier hydrocarbons) and only those limited quantities of methane and CO2 incidentally recovered with the hydrocarbons.

“Non-conforming Gas” shall mean any Gas delivered by Customer to Gatherer at any Point(s) of Receipt that fails to meet the quality specifications set forth in Article VII hereof.

“Parties” shall have the meaning given to such term in the preamble of this Agreement.

“Party” shall have the meaning given to such term in the preamble of this Agreement.

“Performance Assurance” shall have the meaning given to such term in Article XIV.

“Person” shall mean any individual or any corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or other entity.

“Plant Delivery Point Gathering Fee” shall have the meaning given such term in Article VIII.

“Plants” shall mean (i) the Lincoln Parish Plant, (ii) the Mount Olive Plant and (iii) any other gas processing plant owned by Gatherer or its Affiliate that is capable of receiving Customer’s Gas delivered to a Point of Receipt.

“Point of Delivery” shall mean the custody transfer meter at the outlet of Gatherer’s facilities at the point of interconnection between the Gathering System and Interconnecting Pipelines or other facilities, or, if no such custody transfer meter exists at a Plant, the inlet flange to such Plant. “Points of Delivery” shall mean, collectively, each Point of Delivery. As of the Effective Date, the Points of Delivery, and the maximum available capacity thereof, are set forth on Exhibit B.

“Point of Receipt” shall mean each custody transfer meter at which Customer Gas is received into the Gathering System. “Points of Receipt” shall mean, collectively, each Point of Receipt. As of the Effective Date, the Points of Receipt, and the maximum available capacity thereof, are set forth on Exhibit B.

“Positive Imbalance” shall have the meaning set forth for such term in Article IV.

“Service Type” shall mean the type of service provided for Gas delivered hereunder, either Firm Service or Interruptible Service.

“Services” shall mean the gathering, compression, dehydration and/or treating services, as applicable, provided by Gatherer to Customer hereunder.

“System Fuel & LUAF” shall mean, for any period of calculation, (i) Customer’s share of Gas or fuel equivalents (electricity or other energy sources converted to their Btu equivalent) used by Gatherer to deliver Customer’s Gas from the Point(s) of Receipt to the Point(s) of Delivery on the Gathering System during such period, and (ii) Gas lost and unaccounted for on the Gathering System during such period.

“Taxes” shall mean any or all current or future taxes, fees, levies, charges, assessments and/or other impositions levied, charged, imposed, assessed or collected by any Governmental Authority having jurisdiction. For the avoidance of doubt, the term “Taxes” shall not include any current or future taxes, fees, levies, charges, assessments and/or other impositions levied, charged, imposed, assessed or collected with respect to the Gathering System or any of Gatherer’s other facilities, including without limitation, Gatherer’s natural gas processing plants.

“Term” shall have the meaning given to such term in Article XV.

“Thermal Content” means, with respect to Gas, the product of (i) a volume of Gas and (ii) the Gross Heating Value of such Gas, adjusted to a same pressure base of 14.73 psia, as expressed in MMBtus; and with respect to Drip Liquids, the product of (i) a volume of Drip Liquids and the (ii) Gross Heating Value of such Drip Liquids.

“Third Party Operator” means, any operator of a pipeline or other facilities upstream or downstream of the Gathering System, other than Gatherer, Customer and their respective Affiliates.

Article II. Commencement Date Facilities, Post-Commencement Date Facilities and Gatherer Services

Commencement Date Facilities. Gatherer shall design, engineer, modify, construct and equip, or caused to be designed, engineered, modified, constructed and equipped, the Gathering System, including, without limitation, the facilities and equipment described on Exhibit A attached hereto (the facilities and equipment described on Exhibit A being collectively referred to as the “Commencement Date Facilities”).

Post-Commencement Date Point of Receipt Facilities.

(a) After the Commencement Date, if Customer has additional Gas to be connected to the Gathering System and such connection requires only an addition, modification, alteration, replacement, or expansion of a Point of Receipt to receive such Gas into the Gathering System hereunder (each, a “Modification”), Customer will provide Gatherer a written notification of such additional Gas to be connected containing sufficient information for Gatherer to estimate the cost to provide such Modification.

(b) Within thirty (30) Days after receipt of Customer’s request, Gatherer shall provide Customer, in writing, an estimate of the actual costs that would be incurred to provide the Modification (the “AFE”), the estimated completion date of such Modification, and whether Gatherer is willing to complete such Modification at its own expense.

(c) If Gatherer elects to not complete such Modification at its own expense, Customer shall have the right to (x) complete such Modification at Customer’s expense, or (y) within fifteen (15) Business Days of receipt of Gatherer’s AFE and completion date notice, elect that Gatherer proceed with the Modification at Customer’s expense. If Customer elects the foregoing option (y), Customer shall reimburse Gatherer for the costs of such Modification in an aggregate amount not to exceed the lesser of (i) 110% of Gatherer’s actual, out of pocket costs to install any facilities required as part of the Modification, including but not limited to Measurement Facilities, hot taps, valving, etc., and (ii) the amount of the AFE.

(d) If Gatherer proceeds with the Modification, either at its own expense, or in accordance with clause (c) above, Gatherer shall exercise commercially reasonable efforts to (i) obtain any necessary rights-of-way and permits, (ii) promptly commence providing such Modification after Gatherer receives all necessary rights-of-way and permits and (iii) complete such Modification on or before the estimated completion date. Gatherer shall retain 100% ownership in any Modification and the Parties agree to make any revisions to this Agreement (including the Exhibits hereto) that are necessary to reflect any Modification.

Other Post-Commencement Date Facilities. If after the Commencement Date, (i) Customer has additional Gas to be connected to the Gathering System, (ii) such connection requires an addition, modification, alteration, replacement, or expansion of the Gathering System, and (iii) such connection is not a Modification described above (a “New Facility”), Customer will provide Gatherer a written notification of such additional Gas to be connected containing sufficient information for Gatherer to estimate the cost to provide such New Facility. Although Gatherer shall have no obligation to provide a requested New Facility, Gatherer may, in its sole discretion, agree to construct or acquire such New Facility. The commercial terms applicable the construction or acquisition of any New Facility will be determined in accordance with the AMI/MEA Agreement. The Parties agree to make any revisions to this Agreement (including the Exhibits hereto) that are necessary to reflect any New Facility.

Gathering Services. For each Day during the Term, (i) Gatherer agrees to provide Firm Service on the Gathering System for Customer Gas delivered to the Gathering System in a quantity not to exceed Customer’s Firm Service Gas for such Day, and Interruptible Service for all quantities in excess of Customer’s Firm Service Gas for such Day, and deliver to Customer, or for the account of Customer, at the applicable Points of Delivery, Equivalent Quantities of Customer Gas received from Customer at the Points of Receipt, and (ii) Customer, or its designee, shall accept such Equivalent Quantities of Customer Gas at the Points of Delivery. Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Customer is under no obligation to deliver any minimum amount of Gas to Gatherer hereunder; accordingly, Customer shall not have any liability (financial or otherwise) for Customer’s failure to deliver any particular quantity of Gas to Gatherer; provided, however, the foregoing sentence shall not reduce or eliminate Customer’s obligation to pay the fees provided herein. Notwithstanding anything in this Agreement to the contrary, if Customer Gas is nominated to the Gathering System at a pressure of at least 750 psia at the Regency 24” Interconnect, Gatherer acknowledges and agrees that Gatherer shall deliver such nominated Gas to the Lincoln Parish Plant (via the Gathering System’s twenty four inch (24”) pipeline) and to the Mount Olive Plant (via the Gathering System’s twelve inch (12”) pipeline). Gatherer and Customer agree the maximum firm capacity that may be nominated from the Regency 24” Interconnect and delivered to the Mount Olive Plant is 120,000 MMBtu per Day.

Drip Liquids. The ownership of all Drip Liquids attributable to Customer Gas and any and all revenues from the sale thereof shall be owned 100% by Customer. Customer is responsible for the timely removal of its Drip Liquids from Gatherer’s facilities and delivery to downstream pipelines, Customer provided trucks or other facilities mutually agreed between the Parties.

Article III. Receipt & Delivery Pressures

Customer shall deliver, or cause to be delivered, to Gatherer the Gas to be gathered at the line pressure existing in the Gathering System as pressure may exist from time to time (“Maximum Pressure”). Customer shall install, operate and maintain, at its sole expense, such pressure regulating devices as may be necessary to regulate the pressure of Gas prior to deliver to the Gathering System so as not to exceed the Maximum Pressure. If Customer fails to regulate such pressure up execution of this Agreement or upon the installation of new connection facilities for a Point of Receipt, then Gatherer may install such pressure regulating devices on Gatherer’s facilities at the Point of Receipt upstream of the measurement device. Notwithstanding anything in this Agreement to the contrary, if Gatherer installs such pressure regulating devices and they are triggered due to Customer’s failure to regulate the pressure at the Point of Receipt as required, then Customer is responsible for any loss of Gas or any emissions of the gas stream from the pressure regulating devices and any damage to persons, property or the environment, and the violation of any laws, rules or regulations caused by such release on Gatherer’s facilities. Notwithstanding the provisions in Article XI and Article XIII regarding Gatherer’s indemnification of Customer, Customer will fully indemnify, defend and hold Gatherer harmless for any losses, emissions, damages or violations.

Article IV. Nominations, Confirmations and Imbalances

Nominations. Each Month during the Term, Customer shall give written notice of Customer’s nomination to Gatherer specifying the average daily quantity of Customer Gas Customer requests be gathered during such Month and designate a person who will be responsible for coordinating notices among Customer, Gatherer and Third Party Operators in accordance with these procedures. Customer shall furnish such nomination to Gatherer by email or other electronic means and such nomination shall specify such information as is necessary in order to perform the Services requested by Customer. If Customer anticipates any material revision to a Monthly nomination it has provided to Gatherer, Customer will notify Gatherer as promptly as possible. Customer will deliver, and Gatherer will receive and redeliver, Customer Gas as nearly as practicable at uniform hourly and Daily rates of flow unless otherwise mutually agreed by Customer and Gatherer.

Unless otherwise mutually agreed by Customer and Gatherer, for Customer’s initial nomination to be accepted for the first (1st) Day of any Month, Customer’s nomination must be received by Gatherer by 11:30 a.m. Central Clock Time on the third (3rd) Business Day prior to the last Day of the Month preceding such Month. Customer shall have the right to submit a new nomination or revise its existing nomination for any Day during such Month provided such nomination is received by Gatherer prior to 11:30 a.m. Central Clock Time on the Business Day prior to the Day such new or revised nomination is requested to commence. Customer nominations received by Gatherer after 11:30 a.m. Central Clock Time on the Business Day prior to the Day such new or revised service is requested to commence, or intraday nominations for Gas flowing the same Day, may be accepted by Gatherer, in its sole discretion. Such new or revised nomination shall specify Customer’s anticipated service requirements for the remainder of the applicable Month.

If Customer is advised by an operator of facilities upstream or downstream of the Gathering System to reduce or suspend deliveries of Customer Gas to the Gathering System, Customer shall immediately notify Gatherer orally of such reduction or suspension, and shall confirm such notification in writing, and adjust its nominations at Points of Receipt and/or Points of Delivery in order to maintain a balanced position to the extent possible.

Confirmations. All nominations of Customer Gas shall be scheduled and implemented by Gatherer on a prospective basis and only to the extent Gatherer is able to confirm the receipt and delivery of such Gas with the operator(s) of the Point(s) of Receipt and Point(s) of Delivery. If a conflict arises between Customer’s new or revised nomination and an operator’s confirmation, Customer understands and agrees such operator’s confirmation shall control. If Customer submits a new or revised nomination to Gatherer, Gatherer will confirm the scheduled quantity to Customer by 3:00 Central Clock Time on the Business Day prior to the Day such new or revised nomination is requested to commence, except for intraday nominations for Gas flowing the same Day, which Gatherer will confirm as soon as reasonably practicable.

Commingling. Although Customer shall retain title to Customer Gas delivered to Gatherer hereunder, Customer Gas shall constitute part of the supply of Gas from all sources, and as such, Gatherer shall, subject to its obligation to deliver Equivalent Quantities each Day, have the right to commingle Customer Gas with Gas of other customers. Gatherer shall allocate Customer’s pro rata share of each NGL Component contained in any commingled stream of Gas at any Point(s) of Delivery based on the GPMs of each NGL Component contained in Customer’s Gas as measured by chromatograph or other method acceptable in the industry at Customer’s Point(s) of Receipt.

Imbalances. The term “Imbalance” means the cumulative difference in a Month between: (i) the quantity of Gas in MMBtu received for the account of Customer at the Point(s) of Receipt, less Customer’s System Fuel & LUAF quantity, as applicable, and (ii) the quantity of Gas in MMBtu delivered for the account of Customer at the Point(s) of Delivery. After any adjustment for System Fuel & LUAF, if the Imbalance is the result of receipts at the Point(s) of Receipt exceeding the delivered (or scheduled, as applicable) quantity of Gas for Customer’s account at the Point(s) of Delivery, it is a “Positive Imbalance”. If the Imbalance is a result of receipts at the Point(s) of Receipt being lower than the delivered quantity of Gas for Customer’s account at the Point(s) of Delivery, it is a “Negative Imbalance”. Imbalances will be cashed out on a Monthly basis.

Cash Out. The cash-out settlement price will be the monthly arithmetical average of the prices (“Cash-out Price”) as posted in Gas Daily’s Daily Price Survey during the Month under the heading “Texas Gas Transmission Corp.,” under the column labeled “Index” corresponding to the row labeled “Zone 1.” Gatherer will pay Customer an amount that is the product of the Positive Imbalance each Month, if any, and the Cash-out Price. Customer will pay Gatherer an amount that is the product of the Negative Imbalance each Month, if any, and the Cash-out Price. If the actual monthly volume varies by more than five percent (5%) from the delivered volumes for the Month, then the Cash-out Price will be adjusted as follows:

1.	For Negative Imbalances, the Cash-out Price will be increased by the percentage variance, rounded up to the nearest whole percentage point, between the Point(s) of Delivery volumes and the adjusted Point(s) of Receipt volumes. (i.e., if the adjusted receipt volume from Customer is 7% less than the Point(s) of Delivery volume, then the Index Price will be increased by 7%), however in no event shall the Cash-Out Price be increased more than 10%; and

2.	For Positive Imbalances, the Cash-out Price will be decreased by the percentage variance, rounded up to the nearest whole percentage point, between the Point(s) of Delivery volumes and the adjusted Point(s) of Receipt volumes. (i.e., if the adjusted receipt volume from Customer is 7% greater than the Point(s) of Delivery volume, then the Index Price will be increased by 7%), however in no event shall the Cash-Out Price be increased more than 10%.

Article V. Curtailment

If the quantity of Customer Gas and all other Gas available for delivery into the Gathering System exceeds the capacity of the Gathering System at any point, then Gatherer shall interrupt or curtail receipts of Customer Gas with respect to the affected point(s) only in accordance with the following:

(a) First, Gatherer shall curtail all Interruptible Service Gas prior to curtailing Firm Service Gas. In the event Gatherer curtails some, but not all, Interruptible Service Gas on a particular Day, Gatherer shall allocate the capacity of the Gathering System available for Interruptible Service Gas at the affected points on a pro rata basis based upon Customer’s last confirmed nomination of Interruptible Service Gas hereunder and the last confirmed nominations of Interruptible Service Gas from all other shippers on the Gathering System prior to the event causing the curtailment.

(b) Second, if additional curtailments are required beyond those described in the immediately preceding clause (a), Gatherer shall curtail Firm Service Gas. In the event Gatherer curtails some, but not all, Firm Service Gas on a particular Day, Gatherer shall allocate the capacity of the Gathering System at the affected point(s) on a pro rata basis based upon

Customer’s last confirmed nomination of Firm Service Gas hereunder and the last confirmed nominations of Firm Service Gas from all other shippers on the Gathering System prior to the event causing the curtailment.

Gatherer shall provide Customer notice of any interruption or curtailment of the receipt of Customer Gas into the Gathering System as is reasonable under the circumstances.

Article VI. Measurement & Testing

The construction, ownership, installation, operation and maintenance of each Measurement Facility that is owned by a Person other than Gatherer shall be governed by an interconnect agreement between Gatherer and such Person. Each other Measurement Facility shall be constructed, installed, owned, operated and maintained by Gatherer.

Article VII. Gas Quality

Gas received at the Point(s) of Receipt and Gas redelivered by Gatherer to Customer at the Point(s) of Delivery shall meet each specification set forth below:

Oxygen – Gas shall not contain more than two-tenths percent (0.2%) by volume of uncombined oxygen, and Customer shall make reasonable efforts to maintain the Gas free from oxygen;

Hydrogen Sulfide - Gas shall not contain more than one quarter (1/4) grain per one hundred (100) cubic feet;

Carbon Dioxide - Gas shall not contain more than two percent (2%) by volume;

Sulfur – Gas shall not contain more than twenty (20) grains per one hundred (100) cubic feet (excluding sulfur contained in hydrogen sulfide);

Dust, Gums and Solid Matter – Gas shall be free of dust, gums, gum forming constituents, and other media or solid matter;

Nitrogen - Gas shall not contain more than two percent (2%) by volume;

Hazardous Waste – Gas shall not contain corrosion inhibitors, chemicals, antifreeze agents, “hazardous waste” as defined in the Resources Conservation and Recovery Act of 1976 or other materials containing constituents hazardous or injurious to Gatherer’s operations;

Water and Objectionable Liquids – Gas shall be free of water and other objectionable liquids;

Temperature – have a temperature of not less than forty degrees (40º) Fahrenheit and not more than one hundred twenty degrees (120º) Fahrenheit; and

Heating Value – contain a Gross Heating Value of at least 950 Btu per cubic foot at 14.73 psia.

Non-conforming Gas. If any Gas delivered by Customer is Non-conforming Gas, Gatherer may refuse to accept delivery of such Non-conforming Gas until Customer has corrected the quality deficiency. Gatherer’s option to refuse delivery of Non-conforming Gas is in addition to other remedies available to Gatherer. If Gatherer at any time accepts delivery of Non-conforming Gas, such acceptance will not constitute a waiver of this provision with respect to any future delivery of Gas, and Customer will indemnify Gatherer for any costs, expenses, losses, damages and liabilities arising out of such accepted Non-conforming Gas. Notwithstanding any provisions herein to the contrary, if Customer’s Non-conforming Gas is delivered into Gatherer’s pipeline without the prior knowledge or approval of Gather and the quality deficiency of that Gas damages any party’s pipeline or appurtenant facilities, Customer will reimburse Gatherer for all damages caused or to the extent contributed to by Customer’s Non-conforming Gas, including without limitation physical damage to any pipeline or appurtenant facilities and economic damages to Gatherer’s commercial operations.

Article VIII. Fees, Billing & Payment

Fees.

(a)	Demand Fee. From the Commencement Date through November 30, 2019, Customer shall pay Gatherer each Month a demand fee equal to the product of (x) $0.03 per MMBtu and (y) the Monthly Available Firm Service Capacity for such Month.

(b)	Plant Delivery Point Gathering Fee. For all Customer Gas received by Gatherer at the Points of Receipt and delivered to any of the Plants each Month, Customer shall pay Gatherer a gathering fee for such Month as follows:

(i)	From the Commencement Date through November 30, 2019, $0.02 per MMBtu; and

(ii)	Commencing on December 1, 2019, $0.05 per MMBtu.

(c)	DCP Harris Road Delivery Point Gathering Fee. For all Customer Gas received by Gatherer at the Points of Receipt and delivered to the DCP Harris Road Delivery Point each Month, Customer shall pay Gatherer a gathering fee of $0.22 per MMBtu.

(d)	Other Services Fees. If Gatherer provides any compression, dehydration or treating Services with respect to Customer Gas delivered hereunder, the fees applicable to such Services shall be as mutually agreed between the Parties. The Parties agree to supplement this Agreement with an addendum or other mutually agreeable modification to memorialize the terms applicable to the provision of any such additional Services.

Minimum Volume Commitment and Deficiency Fee. The Parties have agreed that Customer will deliver a minimum quantity of Gas to the Gathering System each calendar year (the “Minimum Volume Commitment” or “MVC”). If Customer does not deliver the MVC for any calendar year, Customer shall pay Gatherer a fee (the “Deficiency Fee”) equal to the product of the then effective Plant Delivery Point Gathering Fee multiplied by the difference between (i) the MVC for such calendar year minus (ii) Customer’s total deliveries of Gas to the Points of Receipt during such calendar year. Any Deficiency Fee shall be invoiced to Customer within fifteen (15) days following the end of the applicable calendar year and shall be payable by Customer as set forth in this Article VIII. The MVC for a calendar year is equal to the aggregate of the MVC Commitment for each Day in such year minus the Daily Excused Volume for each Day in such year.

Invoices and Statements. On or before the fifteenth (15th) calendar Day of each Month, Gatherer shall provide to Customer an invoice and statement for the previous Month setting forth the calculation of the net amount due hereunder to Gatherer for the Services provided hereunder during such previous Month.

Payment of Statements. Within fifteen (15) calendar Days following receipt of each of Gatherer’s invoices and statements, Customer shall make payment to Gatherer of all undisputed amounts by wire transfer, in accordance with the account information provided to Customer, unless another form of payment is agreed to in writing by the Parties. Should Customer fail to make payment in full of all undisputed amounts within such time period, interest shall accrue on the unpaid balance at the Default Interest Rate or the maximum legal rate, whichever is the lesser, from the date such payment is due until the same is paid. If Customer fails to pay Gatherer undisputed amounts due hereunder and such failure is not cured within ten (10) calendar Days’ of written notice from Gatherer to Customer, Gatherer may suspend receipt and delivery of Customer Gas without prejudice to any other available remedies at law or in equity.

Billing Disputes. If a good faith dispute arises as to any amount payable hereunder, payment shall nevertheless be made when due of the amount not in dispute. Such payment shall not be deemed to be a waiver of the right to recoup any overpayment. If Customer withholds payment of any disputed amount, Customer shall, within seven (7) calendar Days after receipt of the statement for the month to which the disputed amount pertains, submit to Gatherer a written explanation of the dispute and any available supporting documentation. The Parties shall then cooperate in good faith to resolve such dispute as expeditiously as possible.

Audit Rights. Each Party or its designated representatives shall, upon reasonable notice to the other Party, have the right, no more frequently than two (2) times per twelve (12) consecutive calendar Months, at its own expense, at reasonable times and during normal business hours, to examine the books and records of such other Party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Each Party agrees to keep its records and books in accordance with generally accepted accounting practices in the oil and gas industry. Each invoice and statement shall be final as to both Parties unless questioned in writing within twenty four (24) Months following the date of such invoice or statement.

Article IX. Notices

Any notice, statement, claim or other communication required or permitted hereunder shall be in writing and shall be sent by: (i) hand delivery; (ii) United States mail with all postage fully prepaid; or (iii) courier with charges paid in accordance with the customary arrangements established by such courier, in each of the foregoing cases addressed to the Party at the following addresses, and shall be deemed given when received by the Party to whom it is addressed. The Parties opt out of electronic delivery of notices and amendments under this Agreement, except as to nominations, scheduling and imbalances, and except that this executed Agreement and executed amendments hereto may be delivered by scanning and emailing.

Gatherer:

Notices and Correspondence:

PennTex North Louisiana, LLC

c/o PennTex North Louisiana Operating, LLC

11931 Wickchester Lane, Suite 300

Houston, Texas 77043

Attn: Steve Moore

E-mail: smoore@penntex.com

Customer:

Notices and Correspondence:

MRD Operating LLC

c/o Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, TX 77002

Attn: General Counsel

E-mail: kroane@memorialrd.com

with a copy to:

Attn: Jeremy Bolander

E-mail: Jeremy.bolander@memorialrd.com

Notices of change of address of either of the Parties shall be given in writing to the other Party in the manner aforesaid and shall be observed in the giving of all future notices, statements, payments, claims or other communications required or permitted to be given hereunder.

Article X. Force Majeure

The term, “Force Majeure” as used herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; conditions arising from a change in governmental laws, orders, rules, or regulations; acts of public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; breakage or accident to machinery or lines of pipe; the necessity for making repairs, tests, alterations, or performing maintenance to machinery or lines of pipe; scheduled maintenance; freezing of wells or lines of pipe; partial or entire failure of wells, processing, or gasification and gas manufacturing facilities; orders or directives of, or proceedings initiated by, any Governmental Authority; and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming relief hereunder, and which by the exercise of due diligence, such Party is unable to prevent or overcome. Such term shall likewise include those instances (a) where either Gatherer or Customer is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations under this Agreement and is unable to acquire or experiences delays in acquiring such servitudes, rights-of-way, grants, permits or licenses, at reasonable costs, and after the exercise of reasonable diligence, and (b) the partial or entire failure or refusal of 3rd Party Operators to receive or deliver Gas, or increases in pressure of upstream or downstream pipelines. Force Majeure shall not include failure of Gas supply due to pricing considerations.

In the event Gatherer or Customer is rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder, including without limitation, payment of fees due hereunder), it is agreed that such Party shall give notice and reasonably full particulars of such force majeure, in writing, or other electronic means to the other Party within a reasonable time after the occurrence of the cause relied on, and the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.

It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

Article XI. Warranties

Customer warrants to Gatherer that at the time of delivery to the Point(s) of Receipt of Customer Gas hereunder Customer will have good title or the good right to deliver such Customer Gas, and that such Customer Gas shall be free and clear of all liens and adverse claims, other than statutory liens and liens, encumbrances or claims under credit facilities or other credit arrangements in respect of borrowed money; and Customer agrees, with respect to the Customer Gas delivered by it to Gatherer, to indemnify Gatherer against all suits, actions, debts, accounts, damages, costs (including attorney’s fees), losses and expenses arising from or out of any adverse claims of any and all persons to or against said Customer Gas.

Article XII. Taxes and Surcharges

Customer shall pay, or cause to be paid, all production, severance, gross receipts, ad valorem, and similar Taxes, and all surcharges, levied or imposed on it by any Governmental Authority with respect to Customer Gas. In the event Gatherer is required to pay or remit any such Tax or surcharge owed by Customer, Customer shall reimburse Gatherer for such Tax or surcharge pursuant to Gatherer’s invoice for the same. Customer hereby agrees to indemnify, defend and hold harmless Gatherer from and against any and all claims and losses arising out of or related to such Taxes or surcharges. This indemnity and defense obligation shall survive the expiration or termination of this Agreement. Gatherer shall be responsible for all Taxes or surcharges levied or imposed on it by any Governmental Authority with respect to the Gathering System and Gatherer’s other facilities, including without limitation, Gatherer’s gas processing plants.

Article XIII. Limitation of Liability & Indemnifications

CUSTOMER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS GATHERER AND GATHERER’S MEMBERS, DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, LOSSES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, INTEREST, COURT COSTS, REASONABLE ATTORNEYS’ FEES AND EXPENSES, AND OTHER COSTS OF DEFENSE) (COLLECTIVELY, “CLAIMS”) RELATING TO, CAUSED BY OR ARISING OUT OF CUSTOMER’S BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE BY CUSTOMER HEREUNDER, BUT NOT TO THE PROPORTIONATE EXTENT THAT SUCH CLAIM IS CAUSED BY OR RESULTS FROM OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER.

GATHERER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CUSTOMER AND CUSTOMER’S MEMBERS, DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, CAUSED BY OR ARISING OUT OF (I) GATHERER’S BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE BY GATHERER HEREUNDER, BUT NOT TO THE PROPORTIONATE EXTENT THAT SUCH CLAIM IS CAUSED BY OR RESULTS FROM OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CUSTOMER, AND (II) OPERATIONS CONDUCTED HEREUNDER OR IN CONNECTION HEREWITH BY GATHERER TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER.

NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER. THE LIMITATIONS IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

Article XIV. Creditworthiness

If Customer has failed to pay any amount when due under this Agreement and if such non-payment is not being disputed in good faith by Customer, Gatherer shall have the right to request and receive from Customer adequate assurance of performance (“Performance Assurance”) which shall mean credit support in a form reasonably acceptable to Gatherer and in an amount and for the term reasonably acceptable to Gatherer. Any of the following shall be an acceptable form of credit support:

(a) An irrevocable standby letter of credit from a bank satisfactory to Gatherer;

(b) Provide a prepayment or a deposit in advance of the Month in which Services hereunder are to be provided; or

(c) A performance bond issued by a Person satisfactory to Gatherer.

If the credit of Customer’s guarantor is satisfactory in Gatherer’s opinion, a demand for Performance Assurance can be satisfied with a guarantee issued on behalf of Customer in a form acceptable to Gatherer, but only for as long as the credit of Customer’s guarantor continues to be acceptable to Gatherer. Gatherer acknowledges and agrees that Memorial Resource Development Corp. is a satisfactory guarantor.

Should Customer or its guarantor fail to provide Performance Assurance within ten (10) Business Days after receipt of written demand for such assurance, then Gatherer shall have the right to suspend performance under this Agreement until such time as Customer furnishes Performance Assurance. For the avoidance of doubt, such suspension of performance by Gatherer shall not relieve Customer of its obligation to make payments of amounts due hereunder, including, without limitation, payment of fees due hereunder.

If during the Term, if Gatherer has failed to pay any amount when due under this Agreement and if such non-payment is not being disputed in good faith by Gatherer, Customer shall have the right to request and receive from Gatherer adequate Performance Assurance under similar terms and conditions as described above, including the right to suspend performance under this Agreement until such time as Gatherer furnishes Performance Assurance.

Article XV. Miscellaneous

Entire Agreement. This Agreement, including any exhibits and attachments, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect thereto, and may not be amended or modified except by a written instrument signed by both Parties expressly identifying it as an amendment or modification hereof.

Waiver. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may only be waived in writing in an instrument specifically identified as a waiver and signed by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any provision of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, any other provisions hereof, nor shall such waiver constitute a continuing waiver unless expressly provided in the waiver.

No Third Party Beneficiaries. Except for Persons indemnified hereunder, this Agreement is not for the benefit of any third party and nothing herein, expressed or implied, confers any right or remedy upon any Person not a party hereto other than Persons which become successors or assigns pursuant the provisions hereof.

No Partnership. It is not the intention of the Parties to create, nor is there created hereby, a partnership, trust, joint venture or association. The status of each Party hereunder is solely that of an independent contractor.

Published Indices. Unless expressly provided otherwise herein, if any published price index referred to in this Agreement ceases to be published, the Parties shall mutually agree to an alternative published price index representative of the published price index referred to in this Agreement.

Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Governing Law. This Agreement is entered into in the State of Texas and shall be governed, interpreted and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions thereof. Exclusive venue for any suit, action or proceeding brought by either Party in connection with this Agreement or arising out of the terms or conditions hereof shall be in the state or federal courts situated in Harris County, Texas.

Agreement Subject to Laws. This Agreement is subject to all applicable state and federal laws and to all applicable orders, rules, and regulations of any Governmental Authority having jurisdiction. If either Party is ordered or required to do any act inconsistent with the provisions of this Agreement, then this Agreement shall continue nevertheless and shall be deemed modified to conform to the requirements of such law or regulation.

Restrictions on Assignment. This Agreement may not be assigned, disposed of, alienated or otherwise transferred by either Party, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except as provided below.

Permitted Assignments. Notwithstanding the foregoing, (i) either Party may assign this Agreement to an Affiliate of such Party without the consent of the other Party, (ii) either Party may pledge this Agreement to secure any credit facility or indebtedness of such Party or its Affiliates without the consent of the other Party, (iii) Gatherer may assign this Agreement without Customer’s consent in connection with the sale or transfer of the Gathering System, and (iv) Customer may assign or partially assign this Agreement without Gatherer’s consent in connection with the sale or transfer of all or part of Customer’s ownership interests in the wells (or in the lands upon which such wells are located) producing Customer Gas delivered hereunder, provided that such assignee has a credit rating reasonably acceptable to Gatherer at the time of such sale or transfer. In the case of transfers under clause (iv) above, the transferor shall be released from its obligations and liabilities under this Agreement to the extent of the obligations assumed by the transferee, provided that Customer’s and such transferee’s combined obligations to Gatherer shall be no greater than Customer’s obligations to Gatherer prior to such transfer.

Reports to Governmental Authorities. Neither Party represents or warrants that any information it may furnish to the other Party under the provisions of this Agreement will satisfy any of the requirements that may be imposed by any applicable state or federal laws and by any applicable orders, rules, and regulations of any Governmental Authorities having jurisdiction. Further, neither Party assumes the responsibility for the making of any reports to any Governmental Authorities that are required to be made by or on behalf of the other Party.

Severability. The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that one or more provisions of this Agreement are invalid, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Expenses. Each Party shall pay its own legal fees and other costs and expenses incurred by it in connection with the execution and delivery of this Agreement.

No Inducements. No director, employee, or agent of any Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement.

Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. Any signature delivered by a Party electronically shall be deemed an original signature.

Term and Termination. This Agreement shall commence on the Effective Date and continue in full force and effect until the end of the fifteenth (15th) Contract Year, and shall continue in full force and effect thereafter until terminated by either Party by providing thirty (30) calendar days’ prior written notice of termination to the other Party (such fifteen (15) Contract Year period, as may be further extended as provided herein is referred to as the “Term”).

Survival. The respective indemnification obligations of the Parties set forth in this Agreement shall survive the expiration of the Term and any termination of this Agreement.

[Signature Page Follows]

This Agreement is executed by the authorized representatives of the Parties set forth below, to be effective as of the Effective Date.

CUSTOMER:

MRD OPERATING LLC

By:	MEMORIAL RESOURCE DEVELOPMENT CORP.,
its sole member

By:	/s/ Kyle Roane
Name:	Kyle N. Roane
Title:	Senior Vice President

GATHERER:

PENNTEX NORTH LOUISIANA OPERATING, LLC

By:	/s/ Robert O. Bond
Name:	Robert O. Bond
Title:	Chief Operating Officer

Signature Page to Gas Gathering Agreement

Exhibit A

Commencement Date Facilities

Pipeline Facilities

•	29.5 miles of 12” pipeline between Mt. Olive Plant and DCP Harris Road

•	1.4 miles of 20” pipeline between the Talbert/Colvin Hearne CDP and the Mt. Olive Plant

•	3.3 miles of 24” pipeline between the Regency 24” Interconnect and the Lincoln Parish Plant

Point(s) of Receipt

•	Temple Sales CDP

•	LA Methodist CDP (owned by Customer)

•	Talbert/Colvin/Hearne CDP (owned by Customer)

Point(s) of Delivery

•	DCP Harris Road

•	Lincoln Parish Plant (owned by Gatherer or its Affiliate)

•	Mt. Olive Plant (owned by Gatherer or its Affiliate)

Miscellaneous Appurtenant Facilities (launchers/receivers, separation, etc.)

Exhibit A

Exhibit B

I. Point(s) of Receipt

Receipt Point Name	Gatherer’s Meter #	Parish/State	Maximum Volume (in Mcf/d)
MRD Temple Sales CDP	10005	Lincoln Parish, LA	up to 128,000
MRD Regency 24” Interconnect	10002	Lincoln Parish, LA	up to 400,000
MRD LA Methodist CDP	10004	Lincoln Parish, LA	up to 160,000
MRD Talbert/Colvin/Hearne CDP	TBD	Lincoln Parish, LA	up to 160,000

II. Point(s) of Delivery

Delivery Point Name	Gatherer’s Meter #	Parish/State	Maximum Volume (in Mcf/d)
PTX Lincoln Parish Plant	10007	Lincoln Parish, LA	200,000
PTX Mt. Olive Plant	TBD	Lincoln Parish, LA	200,000
DCP Harris Road	10001	Claiborne Parish, LA	50,000

Exhibit B